Exhibit 99.2

HHC DELAWARE, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Report of Independent Auditors	1
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2010 and 2009 (Predecessor) and as of March 31, 2011 (Unaudited)	2
Consolidated Statements of Operations and Changes in Invested Equity (Deficit) for the period from November 16, 2010 to December 31, 2010, for the period from January 1, 2010 to November 15, 2010 (Predecessor), the year ended December 31, 2009 (Predecessor) and the three months ended March 31, 2011 (Unaudited) and March 31, 2010 (Predecessor) (Unaudited)	3
Consolidated Statements of Cash Flows for period from November 16, 2010 to December 31, 2010, for the period from January 1, 2010 to November 15, 2010 (Predecessor), the year ended December 31, 2009 (Predecessor)and the three months ended March 31, 2011 (Unaudied) and March 31, 2010 (Predecessor) (Unaudited)	4
Notes to Consolidated Financial Statements	5

REPORT OF INDEPENDENT AUDITORS

The Parent of HHC Delaware, Inc.

    We have audited the accompanying consolidated balance sheets of HHC Delaware, Inc. and Subsidiary (the Company) as of December 31, 2010 and December 31, 2009 (Predecessor), and the related consolidated statements of operations, invested equity (deficit), and cash flows for the period from November 16, 2010 to December 31, 2010 and for the period from January 1, 2010 to November 15, 2010 and the year ended December 31, 2009 (Predecessor periods). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HHC Delaware, Inc. and Subsidiary at December 31, 2010 and December 31, 2009 (Predecessor), and the consolidated results of operations and cash flows for the period from November 16, 2010 to December 31, 2010 and for the period from January 1, 2010 to November 15, 2010 and the year ended December 31, 2009 (Predecessor periods) in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee
June 24, 2011

HHC DELAWARE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

		Predecessor
	December 31, 2010	December 31, 2009	March 31, 2011
			(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$197,197	$240,642	$27,734
Accounts receivable, less allowance for doubtful accounts of $1,137,478 , $1,459,521 and $1,315,045 (unaudited), respectively	1,371,276	1,835,603	1,687,240
Third party settlements	505,988	795,151	546,403
Deferred tax assets	558,057	655,445	493,230
Other current assets	144,579	149,407	121,765
Total current assets	2,777,097	3,676,248	2,876,372
Property and equipment:
Land	1,240,291	1,110,311	1,240,291
Buildings and improvements	6,899,017	6,253,181	6,899,017
Equipment	635,229	471,149	631,993
Construction in progress	248,507	237,316	309,212
Less accumulated depreciation	(903,869)	(595,965)	(994,648)
	8,119,175	7,475,992	8,085,865
Goodwill	18,629,020	11,221,124	18,629,020
Other assets	141,413	297,120	177,621
Total assets	$29,666,705	$22,670,484	$29,768,878

LIABILITIES AND INVESTED EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$298,354	$286,813	$161,483
Salaries and benefits payable	398,571	360,090	476,387
Income taxes payable	193,975	45,357	193,975
Other accrued liabilities	81,050	47,442	65,747
Current portion of long-term debt	140,153	114,614	159,132
Total current liabilities	1,112,103	854,316	1,056,724
Long-term debt, less current portion	6,648,128	6,706,683	6,595,946
Deferred tax liability	902,248	712,055	930,673
Due to Parent	21,028,879	14,277,002	21,080,685
Total liabilities	29,691,358	22,550,056	29,664,028
Invested equity (deficit):
Net investment by Parent	(24,653)	120,428	104,850
Total liabilities and invested equity (deficit)	$29,666,705	$22,670,484	$29,768,878

HHC DELAWARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES IN INVESTED EQUITY (DEFICIT)

		Predecessor			Predecessor
	November 16, 2010 through December 31, 2010	January 1, 2010 through November 15, 2010	Year Ended December 31, 2009	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
				(Unaudited)

Revenue	$1,585,216	$12,715,648	$3,831,469	$3,667,938	$3,554,596

Operating expenses:
Salaries, wages and employee benefits	1,074,916	7,775,193	8,359,494	2,315,883	2,223,302
Professional fees	121,295	770,315	914,722	160,564	207,125
Supplies	102,673	793,846	800,749	235,489	226,961
Rentals and leases	1,545	19,145	36,439	13,389	5,124
Other operating expenses	96,521	703,815	809,517	252,732	194,190
Provision for doubtful accounts	75,483	436,249	483,388	133,342	87,687
Depreciation and amortization	39,849	268,232	292,689	90,779	75,664
Management fees allocated by the Parent	47,556	382,427	464,429	110,038	106,509
Interest expense	66,579	456,509	533,391	132,967	131,327
Total operating expenses	1,626,417	11,605,731	12,694,818	3,445,183	3,257,889
Income (loss) before income taxes	(41,201)	1,109,917	1,136,651	222,755	296,707
Provision (benefit) for income taxes	(16,548)	452,747	462,058	93,252	121,137
Net income (loss)	(24,653)	657,170	674,593	129,503	175,570

Invested equity (deficit):
Beginning of period	777,598	120,428	(554,165)	(24,653)	120,428
Elimination of predecessor invested equity	(777,598)	–	–	–	–
End of period	$(24,653)	$777,598	$120,428	$104,850	$295,998

HHC DELAWARE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Predecessor			Predecessor
	November 16, 2010 through December 31, 2010	January 1, 2010 through November 15, 2010	Year Ended December 31, 2009	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
				(Unaudited)
Operating activities:
Net income (loss)	$(24,653)	$657,170	$674,593	$129,503	$175,570
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities

Depreciation and amortization	39,849	268,232	292,689	90,779	75,664
Provision for bad debts	75,483	436,249	483,388	133,342	87,687
Deferred income taxes	(131,664)	419,245	416,701	93,252	99,773
Changes in operating assets and liabilities, net of effect of acquisitions
Accounts receivable	273,343	(320,748)	(460,881)	(449,306)	(656,488)
Third party settlements	(22,650)	311,813	(416,735)	(40,415)	(76,383)
Prepaid expenses and other current assets	35,402	(30,574)	(35,513)	22,814	23,236
Other assets	(13,185)	168,892	50,807	(36,208)	96,469
Accounts payable and accrued expenses	230,408	(218,867)	206,737	(136,871)	(209,758)
Income taxes payable	115,116	33,502	45,357	–	21,364
Salaries and benefits payable	(237,420)	275,901	(227,230)	77,816	102,769
Other current liabilities	43,363	(9,755)	(76,627)	(15,303)	6,071
Net cash provided by (used in) operating activities	383,392	1,991,060	953,286	(130,597)	(254,026)

Investing activities:

Capital purchases of leasehold improvements and equipment	(310,380)	(564,760)	(374,729)	(57,469)	(43,426)
Net cash used in investing activities	(310,380)	(564,760)	(374,729)	(57,469)	(43,426)
Financing activities:
Principal payments on long-term debt, including capital leases	(10,519)	(98,621)	(84,674)	(33,203)	(26,158)
Advances from (transfers to) Parent, net	6,098	(1,439,715)	(435,589)	51,806	311,125
Net cash provided by (used in) financing activities	(4,421)	(1,538,336)	(520,263)	18,603	284,967
Net (decrease) increase in cash	68,591	(112,036)	58,294	(169,463)	(12,485)
Cash and cash equivalents at beginning of period	128,606	240,642	182,348	197,197	240,642
Cash and cash equivalents at end of period	$197,197	$128,606	$240,642	$27,734	$228,157

Cash paid for interest	$47,153	$476,407	$533,873	$133,147	$131,453

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

1. Summary of Significant Accounting Policies

Description of Business

    HHC Delaware, Inc. (“MeadowWood”) is a wholly owned subsidiary of Universal Health Services, Inc. (“UHS”) and operates a behavioral health care facility known as MeadowWood Behavioral Health System located at 575 South DuPont Highway, New Castle, Delaware. HHC Delaware, Inc. is the sole member of Delaware Investment Associates, LLC (“MeadowWood Real Estate”), which owns the real estate located at 575 South DuPont Highway, New Castle, Delaware. Collectively, MeadowWood and MeadowWood Real Estate are hereinafter referred to as the Company. On November 15, 2010, UHS completed the acquisition of Psychiatric Solutions, Inc. (“PSI”), the previous owner of the Company. References herein to the Parent refer to PSI for periods prior to the acquisition by UHS and refer to UHS for all post-acquisition periods.

Basis of Presentation

    The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. All significant intercompany balances and transactions have been eliminated in the consolidation of the Company.

Patient Service Revenue

    Patient service revenue is recorded on the accrual basis in the period in which services are provided, at established billing rates less contractual adjustments. Contractual adjustments are recorded to state patient service revenue at the amount expected to be collected for the services provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. Approximately 30%, 27% and 19% of revenue for the period November 16, 2010 through December 31, 2010, and the predecessor periods of January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively, was obtained from providing services to patients participating in the Medicaid program. Approximately 41%, 40% and 44% of revenue for the period November 16, 2010 through December 31, 2010, and the predecessor periods of January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively, was obtained from providing services to patients participating in the Medicare program.

    Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions.

    The Company provides care without charge to patients who are financially unable to pay for the health care services they receive. Because the Company does not pursue collection of amounts determined to qualify as charity care, these amounts are not reported as revenue. Charity care totaled $55,415, $194,121, and $177,570 for the period ended November 16, 2010 through December 31, 2010 and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

Cash and Cash Equivalents

    The Parent established, for the Company, zero balancing depository, payables and payroll bank accounts which are swept or funded by the Parent. The Hospital’s consolidated financial statement balance for these bank accounts generally represents deposits not yet swept to the Parent. See Note 2.

Accounts Receivable

    Accounts receivable is comprised of patient service revenue and is recorded net of allowances for contractual discounts and estimated doubtful accounts. Such amounts are owed by various governmental agencies, insurance companies and private patients. Medicare comprised approximately 20% and 19% of accounts receivable at December 31, 2010 and 2009 (Predecessor), respectively. Medicaid comprised approximately 19% and 18% of accounts receivable at December 31, 2010 and 2009 (Predecessor), respectively. Concentration of credit risk from other payors is reduced by the large number of patients and payors.

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2010

1. Summary of Significant Accounting Policies (continued)

Allowance for Doubtful Accounts

    The ability to collect outstanding patient receivables from third party payors is critical to operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. The Company estimates the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. The Company continually monitors our accounts receivable balances and utilizes cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

Allowances for Contractual Discounts

    The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. The Company estimates the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by the Company’s management.

Income Taxes

    The Company is included in the consolidated return of UHS and, through an agreement with the Parent, account for their share of the consolidated tax obligations using an “as if separate return” methodology. In that regard, the Company accounts for income taxes under the asset and liability method in accordance with FASB authoritative guidance regarding accounting for income taxes and its related uncertainty. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when the temporary differences are expected to reverse. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income to determine whether a valuation allowance should be established.

Property and Equipment

    Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of the assets, which range from 25 to 40 years for buildings and improvements and 2 to 7 years for equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Depreciation expense was $39,849, $268,232 and $292,689 for the period November 16, 2010 through December 31, 2010, the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively. Depreciation expense includes the amortization of assets recorded under capital leases.

Other Assets

    Other assets represent cash placed in escrow for the payment of property taxes as such amounts become due.

Costs in Excess of Net Assets Acquired (Goodwill)

    The Company accounts for goodwill in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and ASC 350, Goodwill and Other Intangible Assets. Goodwill is reviewed at least annually for impairment. Potential impairment exists if the Company’s carrying value exceeds its fair value. If the Company identifies a potential impairment of goodwill, the implied fair value of goodwill is determined. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. The Company noted no goodwill impairment for any periods presented in the accompanying consolidated financial statements.

    During 2010, goodwill increased by approximately $7.4 million as a result of the acquisition of PSI (including the Company) by UHS effective November 15, 2010.

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2010

2. Due to Parent

Cash Management

    Due to Parent balances represent the initial capitalization of the Company as well as the excess of funds transferred to or paid on behalf of the Company over funds transferred to the centralized cash management account of the Parent. Generally, this balance is increased by automatic transfers from the account to reimburse the Company’s bank accounts for operating expenses and to pay the Company’s debt, completed construction project additions, fees and services provided by the Parent, including information systems services and other operating expenses such as payroll, insurance, and income taxes. Generally, this balance is decreased through daily cash deposits by the Company to the centralized cash management account of the Parent. The following paragraphs more fully describe the methodology of allocating costs to the Company.

Management Fees

    The Parent allocates its corporate office expenses (excluding interest, depreciation, taxes, and amortization) to its owned and leased facilities (including the Company) as management fees. These management fees are allocated based upon the proportion of an individual facility’s total expenses to the total expenses of all owned and leased facilities in the aggregate. Management fees allocated to the Company for the period from November 16, 2010 to December 31, 2010, the predecessor periods from January 1, 2010 to November 15, 2010, and for the year ended December 31, 2009, were $47,556, $382,427, and $464,429, respectively. Although management considers the allocation method to be reasonable, due to the relationship between the Company and its Parent, the terms of the allocation may not necessarily be indicative of that which would have resulted had the Company been an unrelated entity.

Information Technology Costs

    Costs of information technology related to certain standard Parent sponsored information technology platforms are included in the management fee allocation.

General and Professional Liability Risks

    The costs of general and professional liability coverage are allocated by the Parent’s wholly-owned captive insurance subsidiary to the Company based on a percentage of revenue adjusted by a factor which considers the type of entity as well as historical loss experience. The general and professional liability expense allocated to the Company was $20,380, $136,587, and $146,614 for the period November 16, 2010 through December 31, 2010, and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

Workers’ Compensation Risks

    The Parent, on behalf of its affiliates, carries workers’ compensation insurance from an unrelated commercial insurance carrier. The Parent’s workers’ compensation program is fully insured with a $500,000 deductible per accident. The cost of this program is allocated to all covered affiliates based on a percentage of anticipated payroll costs as adjusted for the state in which the affiliate is located. Such costs allocated to the Company totaled $15,378, $108,308 and $105,557 for the period November 16, 2010 through December 31, 2010, and the predecessor periods January 1, 2010 through November 15, 2010 and the year ended December 31, 2009, respectively.

3. Commitments and Contingencies

    The Company is subject to various claims and legal actions which arise in the ordinary course of business. The Parent assumes the responsibility for all general and professional liability claims incurred and maintains the related liabilities; accordingly, no liability for general and professional claims is recorded on the accompanying consolidated balance sheet. The Company believes that the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on their financial position or results of operations.

    The Parent’s interest in the Company has been pledged as collateral for the Parent’s borrowings under various credit agreements.

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2010

3. Commitments and Contingencies (continued)

Current Operations

    Final determination of amounts earned under prospective payment and cost-reimbursement arrangements is subject to review by appropriate governmental authorities or their agents. The Company believes adequate provision has been made for any adjustments that may result from such reviews.

    Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in substantial compliance with all applicable laws and regulations and is not aware of any material pending or threatened investigations involving allegations of potential wrongdoing. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

4. Long-Term Debt

Long-term debt consists of the following:

		Predecessor
	December 31, 2010	December 31, 2009	March 31, 2011
			(Unaudited)

Mortgage loan on facility, maturing in 2036 bearing a fixed interest rate of 6.99%	$6,662,010	$6,750,776	$6,638,834
Capital lease obligations	126,271	70,521	116,244
	6,788,281	6,821,297	6,755,078
Less current portion	140,153	114,614	159,132
Long-term debt	$6,648,128	$6,706,683	$6,595,946

Mortgage Loans

    At December 31, 2010, the Company had $6,662,010 debt outstanding under a mortgage loan agreement insured by the U.S. Department of Housing and Urban Development (“HUD”). The mortgage loan insured by HUD is secured by real estate located at 575 South DuPont Highway, New Castle, Delaware. Interest accrues on the HUD loan at 6.99% and principal and interest are payable in 420 monthly installments through October 2036. The carrying amount of assets held as collateral approximated $6,101,753 at December 31, 2010.

Other

    The aggregate maturities of long-term debt, including capital lease obligations, are as follows:

2011		$140,153
2012		144,624
2013		145,021
2014		120,407
2015		125,774
Thereafter		6,112,302
	Total	$6,788,281

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2010

5. Operating Leases

    The Company has assumed or executed various non-cancelable operating leases. At December 31, 2010, future minimum lease payments under operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows:

2011		14,461
2012		14,461
2013		14,461
2014		14,461
2015		14,461
	Total	$72.305

6. Income Taxes

    The provision for income taxes attributable to income from operations consists of the following:

Provision for Income Taxes

Predecessor	Predecessor
November 16, 2010 Through December 31, 2010	January 1, 2010 Through November 15, 2010	Year Ended December 31, 2009	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
					(Unaudited)
Federal	$115,116	$33,502	$45,357	$--	$21,364
State	--	--	--	--	--
	115,116	33,502	43,357	--	21,364
Deferred:
Federal	(128,119)	322,359	317,827	73,036	73,868
State	(3,545)	96,886	98,874	20,216	25,905
	(131,664)	419,245	416,701	93,252	99,773

Provision (Benefit) for income taxes	$(16,548)	$452,747	$462,058	$93,252	$121,137

The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax expense attributable to income from operations is as follows:

____________Predecessor_________					Predecessor
	November 16, 2010 Through December 31, 2010	January 1, 2010 Through November 15, 2010	Year Ended December 31, 2009	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
				(Unaudited)
Federal tax	$(14,420)	$388,471	$397,828	$79,917	$103,847
State income taxes (net of federal)	(2,304)	62,976	64,268	13,140	16,838
Other	176	1,300	(38)	195	452
Provision (benefit) for income taxes	$(16,548)	$452,747	$462,058	$93,252	$121,137

HHC DELAWARE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2010

6. Income Taxes (continued)

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising temporary differences are as follows:

Predecessor
December 31, 2010	December 31, 2009	March 31, 2011
(Unaudited)
Deferred Tax Assets:
Net operating loss carryforwards	$83,446	$111,300	$97,599
Allowance for doubtful accounts	444,814	564,854	408,843
Accured liabilities	108,044	85,344	79,179
Other	9,144	5,247	9,330
Total deferred fax assets	645,448	766,745	594,951
Deferred tax liabilities:
Intangible assets	(322,174)	(232,236)	(344,651)
Property and equipment	(667,465)	(586,278)	(687,743)
Other	--	(4,841)	--
Total deferred tax liabilities	(989,639)	(823.355)	(1,032,394

Total net deferred tax liability	$(344,191)	$(56,610)	$(437,443)

The Company has state net operating loss carryforwards as of December 31, 2010 that total approximately $1.5 million which will expire in years 2026 through 2028.

7. Employee Benefit Plan

    The Company participates in a Parent-sponsored tax-qualified profit sharing plan with a cash or deferred arrangement whereby employees who have completed three months of service and are age 21 or older are eligible to participate. The Plan allows eligible employees to make contributions of 1% to 85% of their annual compensation, subject to annual limitations. The Plan enables the Parent to make discretionary contributions into each participant’s account that fully vest over a four year period based upon years of service. No contributions were made by the Parent to the Plan during the period November 16, 2010 through December 31, 2010, the predecessor periods January 1, 2010 through November 15, 2010, and for the year ended December 31, 2009, or the three months ended March 31, 2011 (unaudited).

8. Subsequent Events

    In March, 2011, UHS entered into an agreement to sell the Company to a third party for approximately $21.5 million. The transaction is expected to close late in the second quarter of 2011.

    The Company has evaluated subsequent events through June 24, 2011, the date these financial statements were available to be issued, and determined that: (1) no subsequent events have occurred that would require recognition in the accompanying consolidated financial statements; and (2) no other subsequent events have occurred that would require disclosure in the notes thereto.